Exhibit 99.1

LIMITED PARTNERSHIP AGREEMENT

OF

CRIMSON CARDINAL, L.P.

This instrument is the Limited Partnership Agreement of Crimson Cardinal, L.P, dated effective April 9, 2011, by and among Decherd WBD Company, LLC, a Texas limited liability company, as General Partner, and the other individuals and legal entities whose names are set forth on Exhibit A attached to this instrument, as Limited Partners.

ARTICLE 1

DEFINITIONS

1.01. Terms Defined. When used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Agreement” means this Limited Partnership Agreement.

(b) “Assignee” means an individual or legal entity to which a Partner has assigned all or any part of a Partnership Interest.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time. “Regulations” means the rules and regulations under the Code.

(d) “General Partner” means Decherd WBD Company, LLC, whose principal office is 400 South Record Street, 17th Floor, Dallas, Texas 75202, and any other individual or legal entity that is admitted as a General Partner of the Partnership in accordance with this Agreement and the Texas Business Organizations Code and that continues to be a General Partner of the Partnership.

(e) “Limited Partners” means the individuals and legal entities whose names, addresses, and Partnership Interests are set forth on Exhibit A attached to this instrument, which is incorporated in this instrument for all purposes, and the individuals and legal entities that are admitted as Limited Partners of the Partnership in accordance with this Agreement and the Texas Business Organizations Code and that continue to be Limited Partners of the Partnership.

(f) “Majority in Interest of the Limited Partners” means Limited Partners owning more than fifty percent (50%) of the aggregate Partnership Interests owned by all Limited Partners at the time of determination.

(g) “Net Cash Flow” means for any fiscal period the gross cash receipts of the Partnership in connection with the operation and management of the business of the Partnership for that fiscal period less the sum of (1) the gross cash disbursements of the Partnership for that fiscal period in connection with the ownership of the Property and the operation and

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management of its business (including payments of principal and interest with respect to Partner Loans), and (2) the amount as may reasonably be deemed necessary by the General Partner to maintain a reserve for potential losses, operating expenses, and future investments pursuant to Section 4.05.

(h) “Partner Loan” means any loan to the Partnership pursuant to Section 12.01.

(i) “Partners” means the General Partner and the Limited Partners of the Partnership.

(j) “Partnership” means the limited partnership created and existing pursuant to this instrument.

(k) “Partnership Interest” means a Partner’s interest in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Partnership, but excluding any right to vote and any management rights and powers.

(1) “Property” means all real, personal, or mixed property, including rights, titles, interests, and estates of every nature whatsoever incidental to this property, which may be contributed to the Partnership or acquired by the Partnership.

(m) “Transfer” means the mortgage, pledge, hypothecation, sale, transfer, conveyance, assignment, or other disposition of all or any part of a Partnership Interest, whether voluntarily, by operation of law, or otherwise.

(n) “Unit” means a Limited Partner’s interest in the capital, profits, and losses of the Partnership, as provided in this instrument, represented initially by a percentage limited partnership interest of one hundredth of one percent (0.01%) of the value of the Property of the Partnership.

1.02. Number and Gender. Whenever the context requires, referenced in this Agreement to the singular number shall include the plural and, likewise, the plural number shall include the singular. Words denoting gender shall include the masculine, feminine, and neuter.

ARTICLE 2

FORMATION, NAME, PRINCIPAL PLACE OF BUSINESS,

PURPOSES AND TERM

2.01. Formation. The Partners have created and established the Partnership as a limited partnership pursuant and subject to the provisions of the Texas Business Organizations Code. The General Partner has caused the due filing of a certificate of formation in accordance with applicable statutory requirements in the offices and places as may be required by the laws of the State of Texas.

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2.02. Name. The business of the Partnership shall be conducted under the name “Crimson Cardinal, L.P.,” or any other name as the General Partner may designate by written notice delivered to the Limited Partners and amended certificate duly filed.

2.03. Principal Place of Business; Registered Office and Agent. The principal place of business of the Partnership and its principal office shall be at 400 South Record Street, 17th Floor, Dallas, Texas 75202, or at any other place as the General Partner may designate by written notice delivered to the Limited Partners. The registered office of the Partnership shall be 400 South Record Street, 17th Floor, Dallas, Texas 75202 or at any other place as the General Partner may designate by written notice delivered to the Limited Partners. The registered agent of the Partnership is Robert W. Decherd or any other resident of the State of Texas whose business office is the same as the registered office of the Partnership, whom the General Partner may designate by written notice to the Limited Partners, and who has consented to appointment as registered agent. The General Partner shall file with the appropriate office any statement required to effect the change in the registered office or registered agent of the Partnership.

2.04. Purposes. The purposes of the Partnership shall be to acquire, manage, and sell the Property for a profit, including without limitation:

(a) to acquire the Property;

(b) to own, hold, mortgage, finance, and manage the Property and furnish services related or incidental to the Property;

(c) to improve, develop, and lease any of the Property which is real property;

(d) to provide an orderly mechanism for the control and management of the Property;

(e) to provide a method by which gifts or other Transfers of the Partnership Interests may be made without fractionalizing the Property;

(f) to provide resolution of any disputes which may arise among Partners in order to preserve family harmony and to avoid the expense and problems of litigation;

(g) to provide restrictions on the Transfer of Partnership Interests;

(h) to provide flexibility in business planning not available through trusts, corporations, and other business entities;

(i) to facilitate the administration and reduce the cost associated with the disability or probate of the estate of Partners;

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(j) to sell, exchange, or otherwise dispose of all or any part of the Property when, as and for the consideration as the General Partner determines is in the best interest of the Partnership;

(k) to take any and all other action which is incidental or reasonably related to any of the purposes of the business; and

(l) to engage in any lawful business that is permissible for a limited partnership under the Texas Business Organizations Code.

2.05. Term. The Partnership shall continue until the business of the Partnership is terminated pursuant to Section 11.01.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.01. Capital Contribution of General Partner. As of the date of formation of the Partnership, the General Partner shall contribute cash or other property to the capital of the Partnership equal to 1/9,999 of the value of the original capital contributions by the Limited Partners on the formation of the Partnership. The Partnership Interest of the General Partner is one hundredth of one percent (0.01%) as set forth on Exhibit A. If additional contributions are made to the Partnership by the Limited Partners after the initial capital contributions, the General Partner shall contribute to the capital of the Partnership cash or other property of a value equal to 1/9,999 of the value of the additional capital contributions made by the Limited Partners. Nothing in this Agreement is intended to preclude or prohibit a General Partner from acquiring a Partnership Interest as a Limited Partner, and a General Partner with respect to any Partnership Interest so acquired shall have in its capacity as a Limited Partner all of the financial benefits and the right to vote as a Limited Partner.

3.02. Capital Contributions of Limited Partners. The Limited Partners have contributed cash or other property to the capital of the Partnership consisting of ninety-nine and ninety-nine hundredths percent (99.99%) of the value of the original Property of the Partnership and shall have nine thousand nine hundred ninety-nine (9,999) Limited Partner Units. The Partnership Interest of each Limited Partner is set forth on Exhibit A. For all purposes of this Agreement, the contributions contemplated by this Section 3.02, when made, shall be deemed to be made on the date of receipt.

3.03. Admission of Additional Limited Partners. Subject to Section 10.02, the General Partner may admit additional Limited Partners to the Partnership.

3.04. Matters Relating to Capital Contributions. (a) Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership.

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(b) No Partner shall be required to make contributions to the capital of the Partnership in excess of those contributions required under this Article 3.

(c) No Partner shall be entitled to priority over any other Partner, either with respect to a return of the contribution of that Partner to the capital of the Partnership, or to allocations of income, gain, loss, deduction, or credit, or to distributions, except as provided in this Agreement.

(d) No interest shall be paid on contributions to the capital of the Partnership.

3.05. Negative Capital Account. No Partner shall at any time have any liability to the Partnership or to any other Partner to restore or otherwise to be responsible for any negative capital account except to the extent the negative capital account is created by reason of distributions or other actions in violation of this Agreement or the Texas Business Organizations Code.

ARTICLE 4

RIGHTS AND POWERS OF GENERAL PARTNER

4.01. Generally. The General Partner shall be solely responsible for the operation and management of the business of the Partnership, and, except as otherwise provided in this Agreement, shall possess all rights and powers generally conferred by applicable law or necessary, advisable, or consistent in connection with applicable law. No person, firm, or corporation dealing with the Partnership shall be required to inquire of, or obtain any consent or other documentation as to the authority of the General Partner to take any action or to exercise any rights or powers. Specifically, no person or party to which a Partnership loan application is made shall be required to inquire into the purposes for which this loan is sought, and, as between the Partnership and this person or party, it shall be conclusively presumed that the proceeds of the loan are to be and will be used solely for purposes authorized under this Agreement.

4.02. Illustrative Rights and Powers. In addition to any other rights and powers which the General Partner may possess, the General Partner shall have all the specific rights and powers required or appropriate to the operation and management of the business of the Partnership which, by way of illustration, but not by way of limitation, shall include the rights and powers:

(a) to acquire, sell, or lease the Property for cash, securities or other property, or any combination of these items, upon the terms and conditions as the General Partner may, from time to time, in its sole discretion determine;

(b) to finance the activities of the Partnership on the terms and conditions as the General Partner in its sole discretion deems appropriate and, in instances where money is borrowed for Partnership purposes, the General Partner is authorized to pledge, mortgage, encumber, and grant liens and security interests in the Property for the repayment of these loans;

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(c) to employ, retain, or otherwise secure or enter into other contracts with personnel or firms (including the General Partner and officers, agents, or employees of the General Partner) to assist in the acquisition, development, improving, managing, and general operation of the Property, including, but not limited to, real estate brokers or agents; securities brokers or agents; investment advisors; supervisory, development and/or building management agents; attorneys; accountants; contractors; architects; and engineers, all on the terms and for the consideration as the General Partner in its sole discretion deems advisable;

(d) to delegate to one or more investment advisors the authority to make investment decisions regarding all or part of the Property, consistent with prudent investment policy and supervision by the General Partner;

(e) to deposit Partnership funds in an account or accounts to be established at the time or times and in the financial institutions (including any state or federally chartered bank) as the General Partner may designate and to authorize withdrawals of these funds by the representatives, at the times and in the amounts as the General Partner may designate;

(f) to purchase U.S. Treasury Bills or certificates of deposit issued by a state or federally chartered bank or other certificates or evidences of indebtedness or to make other liquid investments with the Partnership funds which are not then, in the judgment of the General Partner, required for Partnership purposes and as to which funds the General Partner deems it untimely or inappropriate to distribute to the Partners, on the terms and for the security, if any, as the General Partner deems reasonable;

(g) to obtain appropriate insurance for the Partnership and the Partners, including property, casualty, and errors and omissions insurance; and

(h) to take any and all action which is permitted under the Texas Business Organizations Code (including the purchase of any insurance authorized by the Texas Business Organizations Code) and which is customary or reasonably related to the acquisition or management of real, personal, or mixed property.

4.03. Limitation on Rights and Powers. The General Partner shall not be empowered on behalf of the Partnership, without the prior consent of all Partners, to confess a judgment against the Partnership.

4.04. Obligations of the General Partner. The General Partner shall manage the Partnership affairs in a prudent and business-like manner and shall operate the Partnership’s business for the benefit of all of the Partners. To this end, the General Partner shall:

(a) maintain the records required by, and furnish the Limited Partners with the reports and information required by, Article 9;

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(b) obtain and maintain with responsible companies the insurance in the amounts and covering the risks as the General Partner shall deem appropriate; and

(c) perform for the Partnership all other management services with respect to the Property and the business of the Partnership as are required for the proper operation and management of this type of business.

4.05. Operating Reserve. To the extent funds of the Partnership are sufficient for this purpose, the General Partner shall maintain an adequate reserve for potential losses, for operating expenses, and for future investments in the amount as may reasonably be deemed necessary by the General Partner for the proper conduct of the business of the Partnership.

4.06. Reimbursement of Costs and Expenses. The Partnership shall reimburse the General Partner or any officer or agent of the General Partner for any costs and expenses which are or have been paid by the General Partner or by any officer or agent of the General Partner on behalf of the Partnership, so long as the cost or expense was reasonably necessary and was reasonable in amount.

4.07. Exercise of Rights and Powers. The business of the Partnership shall be operated and managed by the General Partner to the best of its ability, in a careful and prudent manner and in accordance with good management practice. The authority of the General Partner to take any action required or permitted under the provisions of this Agreement shall in all respects be exercised in its sole and absolute discretion, and the General Partner shall be required to devote only the time to the performance of its duties and obligations under this instrument as the General Partner shall, in its sole and absolute discretion, determine to be necessary or advisable.

4.08. Compensation and Reimbursement. The General Partner shall not be paid a fee as compensation for its services in the formation of the Partnership. The General Partner may be paid a reasonable asset or property management fee. The General Partner shall be reimbursed for direct expenses incurred in the management of the Partnership and the Property, including the organizational and administrative expenses of the Partnership and the operating expenses of the Property.

4.09. Liability and Indemnification. THE GENERAL PARTNER SHALL NOT BE LIABLE, RESPONSIBLE, OR ACCOUNTABLE IN DAMAGES OR OTHERWISE TO THE PARTNERSHIP OR TO ANY OTHER PARTNER FOR ANY ACT OR OMISSION UNDER THE PROVISIONS OF THIS AGREEMENT, UNLESS THAT ACT OR OMISSION CONSTITUTES INTENTIONAL MISCONDUCT, BAD FAITH, FRAUD, OR GROSS NEGLIGENCE. The Partnership shall indemnify the General Partner or a former General Partner who was, is, or is threatened to be made a named defendant or respondent in a proceeding from and against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorney’s fees) incurred by the General Partner or a former General Partner in connection with the proceeding to the full extent

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allowed by the Texas Business Organizations Code. All permissive indemnification allowed by the Texas Business Organizations Code (specifically including Chapter 8, Subchapter C, of the Texas Business Organizations Code) for the General Partner or a former General Partner shall be mandatory as to the Partnership. The Partnership shall advance expenses to or for the benefit of the General Partner or a former General Partner to the full extent allowed by the Texas Business Organizations Code.

4.10. Withdrawal or Removal of General Partner. (a) The General Partner ceases to be the General Partner of the Partnership on the occurrence of any of the following, and only the following, events of withdrawal or removal:

(i) The withdrawal of the General Partner on delivery of written notice of its withdrawal to the Limited Partners a minimum of thirty (30) days prior to the effective date of the withdrawal.

(ii) The Transfer of the entire Partnership Interest of the General Partner in accordance with Article 10 of this Agreement.

(iii) The removal of the General Partner by a Majority in Interest of the Limited Partners upon the occurrence of the entry of a final judgment by a court of competent jurisdiction to the effect that the General Partner was guilty of intentional misconduct or gross negligence under the provisions of this Agreement or that the General Partner breached a material provision of this Agreement and this breach or failure is not cured within a period of thirty (30) days after the date on which the judgment becomes final.

(iv) The occurrence of an event of withdrawal as described in Paragraphs 4 through 10, inclusive, of Section 153.155(a) of the Texas Business Organizations Code.

(b) Upon the occurrence of any of the events described in paragraph (a) above, the provisions of Section 11.01 shall be controlling with respect to a continuation of the business of the Partnership.

(c) Upon the occurrence of an event of withdrawal or removal of the General Partner pursuant to this Section 4.10 (except the Transfer of Partnership Interest described in subparagraph (ii) of paragraph (a) above), the Partnership Interest of the General Partner that has withdrawn or that has been removed shall be transferred to the substitute General Partner.

(d) After the occurrence of an event of withdrawal or removal of the General Partner pursuant to this Section 4.10 (except the Transfer of Partnership Interest described in subparagraph (ii) of paragraph (a) above), a Majority in Interest of the Limited Partners shall promptly elect a substitute General Partner.

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ARTICLE 5

MATTERS REGARDING LIMITED PARTNERS

5.01. Limitation of Liability. No Limited Partner shall be bound by, or personally liable for, obligations or liabilities of the Partnership. A Limited Partner has no fiduciary duty to the Partnership or to any other Partner solely as a result of being a Limited Partner.

5.02. Management. No Limited Partner shall participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, and no Limited Partner shall have any right or power to sign for or bind the Partnership in any manner. The right of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership or the exercise of control of the Partnership’s affairs.

5.03. Consents. Any action requiring the consent or approval of the Limited Partners under the provisions of this Agreement shall be taken only if the consent or approval of the requisite number of Limited Partners is evidenced by written instruments executed by these Limited Partners.

5.04. Deceased Limited Partner. The executor, administrator, or other personal representative of the estate of a deceased Limited Partner is an assignee of the deceased Limited Partner and may become a substitute Limited Partner by complying with the requirements of this Agreement regarding the transfer of the Partnership Interest of a Limited Partner.

5.05. Withdrawal of Limited Partner. A Limited Partner may not withdraw from the Partnership unless and until the entire Partnership Interest of that Limited Partner is transferred in accordance with this Agreement.

ARTICLE 6

DEFAULT BY A LIMITED PARTNER

6.01. Event of Default. The failure of a Limited Partner to perform any act or covenant required by this Agreement and the continuation of this failure for ten (10) days after receiving written notice of this failure from the General Partner shall be considered a breach of and an event of default under this Agreement on the part of that Limited Partner.

6.02. Effect of Default—Remedies of Partnership. Upon the occurrence of an event of default, the Partnership shall have the remedies prescribed by the Texas Business Organizations Code.

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ARTICLE 7

ALLOCATIONS

7.01. Allocation of Profit and Loss. Profit and Loss of the Partnership shall be allocated to the Partners for both financial and tax purposes as provided in this Article 7.

7.02. Tax Credits. All tax credits of the Partnership (and basis of property for purposes of the investment tax credit) shall be allocated one hundredth of one percent (0.01%) to the General Partner and ninety-nine and ninety-nine hundredths percent (99.99%) to the Limited Partners.

7.03. Profits. After giving effect to the special allocations described in Section 7.05 of this Agreement, all profits shall be allocated to the Partners as follows:

(a) First, to the General Partner in the amount of the excess losses which have been previously allocated to the General Partner, until the capital account of the General Partner is increased, but not above a zero balance.

(b) Next, one hundredth of one percent (0.01%) to the General Partner and ninety-nine and ninety-nine hundredths percent (99.99%) to the Limited Partners.

7.04. Recourse Losses. All recourse losses shall be allocated to the Partners as follows:

(a) First, recourse losses shall be allocated to the Partners whose aggregate allocation of profits exceed their aggregate allocation of losses; provided, however, this allocation shall not cause the capital account of a Limited Partner to be reduced below zero. If the allocation to the General Partner described in this paragraph is not one hundredth of one percent (0.01%) or more of the allocation to be made, the allocation to the General Partner shall be increased to one hundredth of one percent (0.01%), and the allocation to the Limited Partners shall be reduced on a pro rata basis.

(b) Next, recourse losses shall be allocated on a pro rata basis to the Partners that have positive capital account balances, until the balances of capital accounts of these Partners have been reduced to zero. If the allocation to the General Partner described in this paragraph is not one hundredth of one percent (0.01%) or more of the allocation to be made, the allocation to the General Partner shall be increased to one hundredth of one percent (0.01%), and the allocation to the Limited Partners shall be reduced on a pro rata basis.

(c) Next, recourse losses shall be allocated one hundred percent (100%) to the General Partner.

7.05. Special Allocations. Notwithstanding any other provision of this Article 7 in order to comply with the Code and Regulations for allocations of income, gain, loss, and

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deductions attributable to nonrecourse liabilities and Partnership allocations where Partners are not liable to restore deficit capital accounts, the following rules apply:

(a) If there is a net decrease in partnership minimum gain during any fiscal year or other period, so that an allocation is required by the Code and Regulations (in particular, Section 1.704-2(f)(l) of the Regulations), items of partnership income and gain shall be allocated to the Partners in the manner and to the extent required by the applicable provisions of the Code and Regulations. This provision is intended to be a minimum gain chargeback within the meaning of Section 1.704(2)(f) of the Regulations and shall be interpreted and applied consistently with Section 1.704(2)(f) of the Regulations.

(b) If there is a net decrease in the minimum gain attributable to a Partner nonrecourse loan during any fiscal year or other period, so that an allocation is required by Section 1.704-2(i)(4) of the Regulations, a Partner with a share of that partner nonrecourse debt minimum gain shall be allocated items of income and gain in the manner and to the extent required by Section 1.704-2(i)(4) of the Regulations.

(c) If any Partner unexpectedly receives an adjustment, allocation, or distribution described in Section 1.704-1(b)(2)(d) (4)-(6) of the Regulations, items of Partnership income and gain shall be specially allocated to these Partners in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any adjusted capital account deficit of these Partners as quickly as possible, provided that an allocation pursuant to this paragraph shall be made only if, and to the extent that, this Partner would have an adjusted capital account deficit after all other allocations which are provided in this Article 7 tentatively have been made as if this paragraph were not part of this Agreement.

(d) Any Partner nonrecourse deductions as defined in Section 1.704-2(1)(2) of the Regulations shall be allocated to the Partner that bears the economic risk of loss with respect to the loan giving rise to this deduction within the meaning of Section 1.704(2)(l)(2)(a) of the Regulations.

(e) For income tax purposes, any item of income, gain, loss, deduction, or credit with respect to any property (other than money) that has been contributed by a Partner to the capital of the Partnership and which is required to be allocated to Partners for income tax purposes under Section 704 of the Code so as to take into account the variation between the tax basis of this property and its value at the time of its contribution, shall be allocated to the Partners for income tax purposes in the manner required by Section 704 of the Code and the corresponding Regulations. If and when the capital accounts of Partners are required to be adjusted pursuant to Section 1.704(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any Partnership asset, subsequent allocations of income, gain, loss, and deduction, including without limitation depreciation and deductions for cost recovery with respect to this asset, shall take into account any variation between the then existing adjusted basis of this asset for federal income tax

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purposes and the value as adjusted of this asset, as this computation may be required under Section 704(b) of the Code and the principles of Section 704(b) of the Code.

(f) Nonrecourse losses shall be allocated one hundredth of one percent (0.01%) to the General Partner and ninety-nine and ninety-nine hundredths percent (99.99%) to the Limited Partners.

(g) Since the allocations described in this Section 7.05 may effect results not consistent with the manner in which the Partners intend to divide Partnership distributions, the General Partner is authorized to divide other allocations of net profits, net losses, and other items among the Partners so as to prevent the special allocations from distorting the manner in which distributions would be divided among the Partners under Article 8 of this Agreement except for the application of the special allocations under this Section 7.05. The General Partner shall have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the corresponding Regulations. The Partners, by unanimous written consent of the Partners, may agree to make any election permitted by the Regulations under Section 704 of the Code that may reduce or eliminate any special allocation that would otherwise be required.

7.06. Reporting by Partners. The Partners agree to report their shares of all items of Partnership income, deduction, credit, profits, losses, and other tax items, for tax purposes, in accordance with Article 7 of this Agreement.

7.07. Limited Partners Proportionate Interest. The interest of each Limited Partner in the tax credits, profits, and losses credited or debited, as the case may be, to the Limited Partners in the aggregate shall be the ratio that the number of Units owned by each Limited Partner bears to the total number of Units owned by all Limited Partners as determined from time to time.

7.08. Miscellaneous. Subject to the provisions of Section 10.03, all allocations to the Partners pursuant to this Article 7 shall be made to the Partners of record according to the books and records of the Partnership.

ARTICLE 8

DISTRIBUTIONS

8.01. Net Cash Flow from Operations and from Capital Transactions. The General Partner shall from time to time determine, in its sole discretion, how much, if any, of the Net Cash Flow of the Partnership shall be distributed to the Partners. Any distribution made in the form of property other than cash shall be deemed to have that value determined by the General Partner in its sole discretion reasonably applied. Net Cash Flow (except when distributed in connection with the dissolution, liquidation, or termination of the Partnership) shall be distributed one hundredth of one percent (0.01%) to the General Partner and ninety-nine and ninety-nine hundredths percent (99.99%) to the Limited Partners in the aggregate.

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8.02. Limited Partners Proportionate Interest. The interest of each Limited Partner in the Net Cash Flow which is distributed to the Limited Partners in the aggregate shall be the ratio that the number of Units owned by each Limited Partner bears to the total number of Units owned by all Limited Partners as determined from time to time.

8.03. Distribution Upon Dissolution. Upon completion of winding-up of the Partnership’s affairs, the creation of any reserves reasonably necessary to provide for unanticipated or contingent liabilities, and the payment of all other liabilities, other than return of the capital balances of the Partners, the remaining assets of the Partnership shall be distributed to the Partners with positive capital accounts in proportion to their respective capital accounts.

8.04. Miscellaneous. (a) All distributions to the Partners pursuant to this Article 8 shall be made to the Partners of record according to the books and records of the Partnership.

(b) If any assets of the Partnership shall be distributed to the Partners in kind, the Partners shall own and hold these assets as tenants in common.

ARTICLE 9

FISCAL MATTERS

9.01. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

9.02. Books and Records. The General Partner shall keep, or cause to be kept, full and accurate books and records of all transactions of the Partnership in accordance with accepted accounting practices, consistently applied, for the cash or the accrual method of accounting, based on the advice of the Partnership’s accountants as to which will be most advantageous to the Partnership. All of these books and records shall, at all times, be maintained at the principal office of the Partnership and shall be open during reasonable business hours for inspection and examination by the Limited Partners and their authorized representatives, each of whom shall have the right to make copies of all or any part of these books and records upon prepayment of the reasonably anticipated cost of the copies. The Partnership shall maintain a separate capital account for each Partner throughout the full term of the Partnership in accordance with the capital accounting rules of Section 1.704-l(b)(2)(iv) of the Regulations.

9.03. Reports and Statements. (a) As soon as practicable after the end of each fiscal year of the Partnership, the General Partner shall at the expense of the Partnership cause to be delivered to the Limited Partners the following financial statements, prepared on a federal income tax basis: (i) a balance sheet of the Partnership as at the end of the fiscal year; and (ii) a profit and loss statement for the fiscal year. These financial statements may be included in the tax returns furnished to the Limited Partners by the General Partner. The General Partner shall accompany these financial statements with any other information as, in the judgment of the General Partner, may be reasonably necessary for the Limited Partners to be advised of the financial status and results of operation of the Partnership.

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(b) The General Partner shall, within thirty (30) days after the receipt of any notice of default, deliver to each Limited Partner a copy of any notice received by the General Partner or the Partnership of any default under any material instrument to which the Partnership is a party or which materially affects the property or assets of the Partnership (unless this default has been cured prior to the expiration of the 30-day period), and shall report to the Limited Partners any other significant development materially adversely affecting the Partnership, its business or assets, as soon as practicable following the occurrence of the development.

9.04. Tax Returns. The General Partner shall, at the expense of the Partnership, prepare or cause to be prepared, for delivery to the Limited Partners, all federal and any required state and local income tax returns for the Partnership for each fiscal year of the Partnership, and, in connection with the preparation of these returns, shall make any available or necessary elections, including elections with respect to the useful life of the assets of the Partnership and the rates of depreciation for these assets. The General Partner shall use its best efforts to cause these returns to be furnished to the Limited Partners not later than thirty (30) days before the filing deadline for individual income tax returns each year. In the event of an audit of the Partnership’s income tax returns, the General Partner shall participate in and retain at the expense of the Partnership, accountants and other professionals to participate in the audit and shall contest assertions by the auditing agent that may be materially adverse to the Partners or the Partnership to the extent that the General Partner deems prudent. The General Partner is designated as Tax Matter Partner.

9.05. Bank Accounts. The General Partner shall open and maintain a special bank account or accounts the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership not otherwise invested as permitted by this Agreement. Withdrawals from the account or accounts shall be made upon the signature or signatures of the person or persons as the General Partner shall designate. There shall be no commingling of the assets of the Partnership with the assets of any other individual or legal entity.

ARTICLE 10

TRANSFERS OF PARTNERSHIP INTEREST—ADMISSION OF PARTNERS

10.01. General Rule. No Partner shall transfer the Partnership Interest of that Partner unless pursuant to, in compliance with, and subject to the Texas Business Organizations Code and applicable federal and state securities laws.

10.02. Admission of Partners. Any individual or legal entity acquiring a Partnership Interest may be admitted to the Partnership in accordance with the intentions of the transferor and transferee as a General Partner or a Limited Partner, as the case may be, or, where no intention is expressed, as a Limited Partner, in each case with the written consent of the General Partner. Admission of an individual or legal entity to the Partnership as a General Partner or a Limited Partner shall vest in this individual or legal entity all rights and powers, and subject this

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individual or legal entity to all duties and obligations thereafter arising, of a General Partner or a Limited Partner, as the case may be. A substitute Partner, whether admitted as a General Partner or a Limited Partner, shall be entitled to all rights, specifically including, without limitation, allocation and distributions under Articles 7 and 8, to which the predecessor in interest of that Partner would have been entitled.

10.03. Allocations and Distributions. All allocations and distributions pursuant to Articles 7 and 8 attributable to a Partnership Interest which is the subject of a Transfer shall be allocated and distributed during the then current fiscal year pro rata between the transferor and the transferee as of the date of Transfer unless otherwise agreed by the transferor and the transferee in writing, and then only to the extent permissible under the applicable provisions of the Code and Regulations and approved in writing by the General Partner.

10.04. Section 754 Election. In the event of a Transfer of a Partnership Interest pursuant to and in compliance with the provisions of this Texas Business Organizations Code, the General Partner, in its discretion, if requested by the transferee of the Partnership Interest, may cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provision of any subsequent law, to adjust the basis of the assets of the Partnership.

ARTICLE 11

WINDING-UP

11.01. Winding-Up. (a) The Partnership shall be wound up upon the earliest to occur of:

(i) December 31, 2061;

(ii) written consent of all Partners to wind up the Partnership;

(iii) the occurrence of an event of withdrawal of the General Partner from the Partnership as described in Section 4.10(a) of this Agreement, subject to paragraph (b) below; or

(iv) the entry of a decree ordering the winding up of the Partnership in accordance with the Texas Business Organizations Code.

(b) No Partner shall be released or relieved of any duty or obligation under this agreement by reason of the occurrence of any event of statutory dissolution. Upon the occurrence of a Transfer of the entire Partnership Interest of the General Partner, the Partnership shall be reconstituted, and the business shall be continued. Upon the occurrence of any event set forth in subparagraph (iii) of paragraph (a) above with respect to the General Partner (except the Transfer of the entire Partnership Interest of the General Partner), the Partnership may be reconstituted and the business shall be continued, if, within a period of ninety (90) days from the date of this occurrence, a Majority in Interest of the Limited Partners shall elect in writing that it

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be so continued and shall designate one or more individuals or legal entities to be admitted to the Partnership as a General Partner. Any individual or legal entity so designated shall upon admission to the Partnership succeed to all of the rights and powers of the General Partner under this instrument.

11.02. Wind-Up of Affairs. As expeditiously as possible following the occurrence of an event giving rise to a dissolution of the Partnership pursuant to Section 11.01, the General Partner (or a special liquidator that may be appointed by a majority in interest of the Limited Partners, if the General Partner is without capacity to act) shall, if the Partnership is not reconstituted, wind-up the affairs of the Partnership, pay (or make adequate provision for the payment of) all liabilities and obligations of the Partnership, and distribute to the Partners all remaining assets of the Partnership in kind; provided, however, that the General Partner or the special liquidator shall be authorized to liquidate, by sale or otherwise, the assets of the Partnership if this liquidation is necessary for the payment of all obligations and liabilities of the Partnership, or if otherwise determined by the General Partner or the special liquidator to be in the best interests of the Partners.

ARTICLE 12

MISCELLANEOUS

12.01. Partner Loans. If at any time the Net Cash Flow of the Partnership for any fiscal year (or part of a fiscal year) is a negative figure, and the General Partner determines that additional funds are needed for the proper operation and management of the business of the Partnership, the General Partner or any of the Limited Partners may (but shall not be obligated to) make Partner Loans to the Partnership to the extent so determined to be necessary. Partner Loans may be secured or unsecured and shall bear interest at a rate which does not exceed the greater of (a) the prime rate of the bank in which the largest amount of Partnership funds is deposited, as adjusted from time to time, or (b) the interest rate charged to the Partner that makes the loan, if the Partner borrows the money loaned to the Partnership. The amount of any Partner Loan and the interest on any Partner Loan shall be deemed an obligation of the Partnership and shall be payable out of funds of the Partnership prior to any other distributions to Partners. No Partner (including the General Partner) shall have any liability or obligation to make Partner loans.

12.02. Amendments. The Partners, with the written consent of the General Partner and a Majority in Interest of the Limited Partners, may amend any of the provisions of this instrument. However, no amendment to this Agreement affecting allocations or distributions under Articles 7 and 8 (except amendments which, in the opinion of legal counsel for the Partnership, are required by federal or state statutes, rules, or regulations [including the Internal Revenue Code or Regulations] or federal or state court decisions) shall be effective without the prior written approval of all Partners and provided, further, that no amendment to this Agreement affecting the liability or obligations of any Partner to the Partnership or the other Partners shall be effective without the prior written approval of the Partner so affected.

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12.03. Other Activities. Any Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, without limitation, the ownership, financing, leasing, operation, management, syndication, brokerage and/or development of real, personal, and mixed property (including property competitive with the Property), and neither the Partnership nor any of the Partners shall have any right by virtue of this Agreement in and to these independent ventures or to the income or property derived from these ventures.

12.04. Mailing of Partnership Information. The General Partner shall be entitled to use the names, addresses, and electronic transmission addresses set forth on Exhibit A for purposes of establishing the right to and of mailing any notices, reports, documents, other instruments, and distributions to the Limited Partners pursuant to the provisions of this Agreement until the time as the General Partner shall be notified in writing of any change to any name, address, or electronic transmission address. Exhibit A shall be amended from time to time as necessary to reflect changes of name, address, and electronic transmission address and the admission of substitute Limited Partners to the Partnership.

12.05. Notices. Any notice required or permitted to be delivered to any Partner under the provisions of this Agreement shall be deemed delivered, whether actually received or not, when deposited in the United States Postal Service depository, postage prepaid, and addressed to the Partner at the address specified on Exhibit A or any other address as shall be specified by written notice delivered to the General Partner or when sent by electronic transmission to the Partner at the electronic transmission address specified on Exhibit A or any other electronic transmission address as shall be specified by written notice delivered to the General Partner. Any notice of default shall be sent by registered or certified mail, return receipt requested; any other notice required or permitted under this Agreement shall be by first-class mail, by registered or certified mail, or by electronic transmission. A copy of any notice to any Partner shall also be delivered to the General Partner at the address or electronic transmission address specified on the signature page of this instrument or any other address or electronic transmission address as shall be specified by written notice delivered by the General Partner to all Limited Partners.

12.06. Provisions Severable. If any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity or enforceability of the remaining provisions shall not be affected, and the unenforceable or invalid provision shall be reformed, modified, or amended to as nearly as possible carry out the intent of the original provision, yet be enforceable and valid.

12.07. Counterparts. This Agreement and any amendments to this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and these counterparts shall constitute one and the same instrument.

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12.08. Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify, or place any construction upon the provisions of this Agreement.

12.09. Successors and Assigns. This Agreement and any amendment to this Agreement shall be binding upon and, to the extent expressly permitted by the provisions of this Agreement, shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and assigns.

12.10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws applicable in the State of Texas.

12.11. Parol Evidence Rule. This instrument constitutes the entire agreement among the parties as to the subject matter of this Agreement and may not be contradicted by evidence of any prior agreement or any contemporaneous oral agreement.

12.12. Venue. All obligations under this Agreement shall be performed in Dallas County, Texas.

IN WITNESS OF THIS AGREEMENT, the Partners have caused this Agreement to be executed effective as of the day and year stated on page 1 of this instrument.

GENERAL PARTNER: Decherd WBD Company, LLC, a Texas limited liability company

By:	/s/ Robert W. Decherd
Robert W. Decherd
Manager

LIMITED PARTNERS:

/s/ Robert W. Decherd
Robert W. Decherd

/s/ Maureen H. Decherd
Maureen H. Decherd

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EXHIBIT A

PARTNERS

GENERAL PARTNER OF CRIMSON CARDINAL, L.P.:

Decherd WBD Company, LLC

400 South Record Street

17th Floor

Dallas, Texas 75202

Partnership Interest: One-hundredth of one percent (0.01%)

Electronic Transmission Address: rdecherd@ahbelo.com

LIMITED PARTNERS OF CRIMSON CARDINAL, L.P.:

Robert W. Decherd

3604 Lexington Avenue

Dallas, Texas 75205

Number of Limited Partner Units: four thousand nine hundred ninety-nine and one-half (4,999.5)

Electronic Transmission Address: rdecherd@ahbelo.com

Maureen H. Decherd

3604 Lexington Avenue

Dallas, Texas 75205

Number of Limited Partner Units: four thousand nine hundred ninety-nine and one-half (4,999.5)

Electronic Transmission Address: mhdl220@aol.com

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